Exhibit 99.1
LIME ENERGY CO.
2008 LONG-TERM INCENTIVE PLAN, AS AMENDED
1. ESTABLISHMENT AND PURPOSE.
          The Lime Energy Co. 2008 Long-Term Incentive Plan (the “Plan”) is established by Lime Energy Co. (the “Company”) to enhance long-term profitability and stockholder value by offering common stock and common stock-based and other performance incentives to those employees, directors and consultants who are key to the Company’s growth and success; to attract and retain experienced employees; and to align Participants’ interests with those of the Company’s other stockholders. The Plan is adopted as of April 8, 2008, subject to approval by the Company’s stockholders within 12 months after such adoption date. Unless the Plan is discontinued earlier by the Board as provided herein, and subject to the provisions of the Plan, the Plan shall terminate automatically, and no Award shall be granted hereunder, on or after April 7, 2018.
          Certain terms used herein are defined as set forth in Section 10.
2. ADMINISTRATION; ELIGIBILITY.
          The Plan shall be administered by the Compensation Committee of the Company’s Board; provided, however, that, if at any time no such Committee shall be in office, the Plan shall be administered by the Board. The Plan may be administered by different Committees with respect to different groups of Eligible Individuals as directed by the Board or its Compensation Committee. As used herein, the term “Administrator” means the Board or any of its Committees as shall be administering the Plan, as the context may require.
          The Administrator shall have plenary authority to grant Awards pursuant to the terms of the Plan only to Eligible Individuals. Participation shall be limited to such Eligible Individuals as are selected by the Administrator; subject to any eligibility restrictions applicable to different types of Awards under the further provisions of the Plan. Awards may be granted as alternatives to, in exchange or substitution for, or replacement of, awards outstanding under the Plan or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). The provisions of Awards need not be the same with respect to each Participant.
          Among other things, the Administrator shall have the authority, subject to the terms of this Plan:
(a)	to select the Eligible Individuals to whom Awards may from time to time be granted;

(b)	to determine whether and to what extent Stock Options, Stock Appreciation Rights, Stock Awards or any combination thereof are to be granted hereunder;

(c)	to determine the number of shares of Stock to be covered by each Award hereunder;

(d)	to approve forms of Award agreements for use under the Plan;

(e)	to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to: (i) the option exercise price, (ii) any vesting restriction or limitation, including performance conditions, (iii) any vesting acceleration or forfeiture waiver, (iv) any right of repurchase, right of first refusal or other transfer or disposition restriction, (v) any grant of registration rights, (vi) any repurchase rights, (vii) any restrictions on voting, (viii) any restrictive covenants for breach of which forfeiture, repurchase and other remedies shall be provided, (i) commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of Stock Options regarding any Award and the shares of Stock relating thereto, based on such factors or criteria as the Administrator shall determine;

(f)	subject to Section 8(a), to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including, but not limited to, with respect to (i) performance goals and targets applicable to performance-based Awards pursuant to the terms of the Plan, (ii) extension of the post-termination exercisability period of Stock Options, and (iii) adjustments permitted under Section 3 below to reflect any future transactions that may affect the corporate structure, size and capital of the Company;

(g)	to determine the Fair Market Value; and

(h)	to determine the type and amount of consideration, including any satisfaction of tax withholding obligations, to be received by the Company for any Award issued under the Plan.
          The Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.
          Except to the extent prohibited by applicable law, the Administrator may allocate any or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person or persons selected by it. Any such allocation or delegation may be revoked by the Administrator at any time. The Administrator may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Administrator.
          Any determination made by the Administrator, or pursuant to authority delegated in accordance with the provisions of the Plan, with respect to any Award shall be made in the sole discretion of the Administrator or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Administrator or any appropriate delegate pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

          No member of the Administrator, and no officer of the Company, shall be liable for any action taken or omitted to be taken by such individual or by any other member of the Administrator or officer of the Company in connection with the performance of duties under this Plan, except for such individual’s own willful misconduct or as expressly provided by law. Such persons shall be entitled to indemnification and reimbursement from the Company for their service with respect to the Plan to the fullest extent allowed by law. The Company, its Subsidiaries and Affiliates, all officers and directors of any such corporation, and all members of the Administrator shall have no liability with respect to any Participant for any taxes, penalties or related interest imposed upon such Participant in connection with any Award granted under this Plan.
3. STOCK SUBJECT TO THE PLAN.
           Subject to adjustment as provided in this Section 3, the aggregate number of shares of Stock which may be delivered under this Plan, net of shares of Stock which are subject to outstanding Awards from time to time under the Company’s preceding 2001 Stock Incentive Plan, shall not exceed 630,000 shares; provided, however, that, as of January 1 of each year, commencing with the year 2009, the maximum number of shares of Stock which may be delivered under the Plan shall automatically increase by 250,000 shares.
          To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary thereof because the Award expires, is forfeited, canceled or otherwise terminated, or the shares of Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.
          Subject to adjustment as provided in this Section 3, the maximum number of shares that may be covered by Stock Options, Stock Appreciation Rights and Stock Awards, in the aggregate, granted to any one Participant during any calendar year shall be 1,000,000 shares.
          In the event of any Company stock dividend (except stock dividends paid in Common Stock to the holders of the Company’s preferred stock), stock split, combination or exchange of share, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, or any other corporate transaction, Company share offering or other event involving the Company and having an effect similar to any of the foregoing, the Administrator may make such substitution or adjustments in the (A) number and kinds of shares that may be delivered under the Plan, (B) additional maximums imposed in the immediately preceding paragraph, (C) number and kind of shares subject to outstanding awards, (D) exercise price of outstanding Stock Options and Stock Appreciation Rights and (E) other characteristics or terms of the Awards as it may determine appropriate in its sole discretion to equitably reflect such corporate transaction, share offering or other event, provided, however, that the number of shares subject to any Award shall always be a whole number.

4. STOCK OPTIONS.
          Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Non-Qualified Stock Options. Any Stock Option granted under this Plan shall be in such form as the Administrator may from time to time approve.
          The Administrator shall the authority to grant any Participant Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights). Incentive Stock Options may be granted only to employees of the Company and its subsidiaries (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or, even if so designated, does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option. Incentive Stock Options may be granted only within 10 years from the date the Plan is adopted, or the date the Plan is approved by the Company’s stockholders, whichever is earlier.
          Stock Options shall be evidenced by options agreements, each in a form approved by the Administrator. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Non-Qualified Stock Option. The grant of a Stock Option shall occur as of the date the Administrator determines, consistent with applicable Treasury regulations under Section 409A, 421 and 422 of the Code so as to exempt such Award from Code Section 409A or qualify the Award as an Incentive Stock Option, or both.
(a)	Exercise Price. The exercise price per share of Stock purchasable under a Stock Option shall be determined by the Administrator; provided, however, that the exercise price per share shall be not less than the Fair Market Value per share on the date the Stock Option is granted or, if granted as an Incentive Stock Option to an individual who is a Ten Percent Holder, not less than 110% of such Fair Market Value per share.

(b)	Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Incentive Stock Option shall be exercisable more than 10 years (or five years in the case of an individual who is a Ten Percent Holder) after the date the Incentive Stock Option is granted.

(c)	Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times, and subject to such terms and conditions, as shall be determined by the Administrator as set forth in the applicable option agreement. If the Administrator provides that any Stock Option is exercisable only in installments, the Administrator may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Administrator may determine. The Administrator may at any time, in whole or in part, accelerate the exercisability of any Stock Option. In addition, the aggregate Fair Market Value of the shares of Stock (determined as of the respective date or dates of grant) for which one or more Incentive Stock Options granted to any Participant under this Plan and any other option plan of the Company (or any parent or subsidiary corporations) may for the first time become exercisable during any one calendar year shall not exceed the sum of $100,000. To the extent such Participant holds two or more Incentive Stock Options which become exercisable for the first time in the same calendar year, the foregoing $100,000 limitation on the exercisability of such options as Incentive Stock Options shall be applied on the basis of the order in which such options were granted in order to determine if any portion of either option must be treated instead as a Non-Qualified Stock Option.
(d)	Method of Exercise. Subject to the provisions of this Section 4, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares of Stock subject to the Stock Option to be purchased.
          The exercise price of any Stock Option shall be paid in full in cash (by certified or bank check or such other instrument as the Company may accept) or, unless otherwise provided in the applicable option agreement, by one or more of the following: (i) in the form of Stock already owned by the Optionee, and already held by the Optionee for the requisite period necessary both to avoid a change to the Company’s earnings for financial reporting purposes and to comply with any contractual or other limitations on Optionee’s right to dispose of such Stock, based in any such instance on the Fair Market Value of the Stock on the date the Stock Option is exercised; (ii) by certifying ownership of shares of Stock owned by the Optionee to the satisfaction of the Administrator for later delivery to the Company as specified by the Company; (iii) for Non-Qualified Stock Options only, by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; or (iv) by any combination of cash and/or any one or more of the methods specified in clauses (i), (ii) and (iii). Notwithstanding the foregoing, a form of payment shall not be permitted to the extent it would cause the Company to recognize a compensation expense (or additional compensation expense) with respect to the Stock Option for financial reporting purposes, unless otherwise determined by the Administrator.
          No shares of Stock shall be issued upon exercise of a Stock Option until full payment therefore has been made. Upon exercise of a Stock Option (or portion thereof), the Company shall have a reasonable time to issue the Stock for which the Stock Option has been exercised, and the Optionee shall not be treated as a stockholder for any purposes whatsoever prior to such issuance. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such Stock is recorded as issued and transferred in the Company’s official stockholder records, except as otherwise provided herein or in the applicable option agreement.
(e)	Transferability of Stock Options. Except as otherwise provided in the applicable option agreement, a Non-Qualified Stock Option (i) shall be transferable by the Optionee to a Family Member of the Optionee, provided that (A) any such transfer shall be by gift with no consideration and (B) non subsequent transfer of such Stock Option shall be permitted other than by will or the laws of descent and distribution, and (ii) shall not otherwise be transferable except by will or the laws of descent and distribution. An Incentive Stock Option shall not be transferable except by will or the laws of descent and distribution. An Incentive Stock Option shall be exercisable, during the Optionee’s lifetime, only by the Optionee or, to the extent permitted without disqualifying such option under Code Section 422, by the guardian or legal representative of the Optionee. A Non-Qualified Stock Option may be exercisable by the Optionee or by any transferee permitted above, it being understood that the terms “holder” and “Optionee” include the guardian and legal representative of the Optionee named in the applicable option agreement and any person to whom the Stock Option is transferred (X) pursuant to the first sentence of this Section 4(e) or pursuant to the applicable option agreement or (Y) by will or the laws of descent and distribution. Any Stock Option exercisable by the Optionee at the time of death may be subsequently exercised by the personal representative of the Optionee’s estate, by the Optionee’s designated beneficiary, by the person or persons to whom the Stock Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. Notwithstanding the foregoing, references herein to the termination of an Optionee’s employment or provision of services shall mean the termination of employment or provision of services of the person to whom the Stock Option was originally granted.

(f)	Termination by Death. Unless otherwise provided in the applicable option agreement (only for a Non-Qualified Stock Option), if an Optionee’s employment or provision of services terminates by reason of death, any Stock Option held by such Optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Administrator may determine, for a period of not more than three months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(g)	Termination by Reason of Disability. Unless otherwise provided in the applicable option agreement, if an Optionee’s employment or provision of services terminates by reason of Disability, any Stock Option held by such Optionee may thereafter be exercised by the Optionee, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Administrator may determine, for a period of one year from the date of such termination of employment or provision of services or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided, however, that if the Optionee dies within such period, an unexercised Non-Qualified Stock Option held by such Optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of three months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(h)	Termination for Other Reasons. Unless otherwise provided in the applicable option agreement, if an Optionee’s employment or provision of services terminates other than by reason of death, Disability or Cause, any Stock Option held by such Optionee may thereafter be exercised by the Optionee, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Administrator may determine, for a period of three months from the date of such termination of employment or provision of services or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided, however, that if the Optionee dies within such period, an unexercised Non-Qualified Stock Option held by such Optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of three months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(i)	Termination for Cause. Unless otherwise provided in the applicable option agreement, if an Optionee’s employment or provision of services terminates for Cause, any Stock Option held by such Optionee shall thereupon terminate, cease to be exercisable, and be entirely forfeited and cancelled, including any vested portion of such Stock Option.

(j)	Transfer of Services. Notwithstanding anything in this Plan to the contrary, if an Optionee’s employment by, or provision of services to, the Company or an Affiliate ceases as a result of a transfer of such Optionee from the Company to an Affiliate, or from an Affiliate to the Company, such transfer will not be a termination of employment or provision of services to, the Company or an Affiliate, or from an Affiliate to the Company, such transfer will not be a termination of employment or provision of services for purposes of this Plan, unless expressly determined otherwise by the Administrator. A termination of employment or provision of services shall occur for an Optionee who is employed by, or provides services to, an Affiliate of the Company if the Affiliate shall cease to be an Affiliate and the Optionee shall not immediately thereafter be employed by, or provide services to, the Company or an Affiliate.

(k)	Vesting Ceases. Notwithstanding the foregoing provisions of Sections 4(f)-(h), any Stock Option that remains exercisable after the Optionee’s employment or provision of services terminates shall only be exercisable after such termination to the extent the Stock Option was vested as of such date of termination. Any non-vested portion of the Stock Option shall be cancelled as of the date the Optionee’s employment or service terminates, and any vested portion of the Stock Option shall be cancelled to the extent not exercised by the last date on which it remains exercisable in accordance with its terms, consistent with the foregoing provisions of this Section 4.

5. STOCK APPRECIATION RIGHTS.
          5.1. General. The Administrator shall have authority to grant Stock Appreciation Rights, which may be “stand alone” rights independent of the grant of any Stock Options or rights granted “in tandem” with grants of Stock Options, or a combination of both, under the Plan, at any time or from time to time. A Stock Appreciation Right shall entitle the Participant to receive payment from the Company, upon exercise of such right, of an amount not in excess of the appreciation in the Fair Market Value of a specified number of shares of Stock, equal to the excess of the SAR Exercise Price over the SAR Base Price multiplied by the number of shares with respect to which the Stock Appreciation Right is exercised, subject to the Participant’s satisfaction in full of the conditions, restrictions or limitations imposed in accordance with the Plan and the applicable Stock Appreciation Rights agreement (which may differ from other such agreements).
          5.2. Grant of Stock Appreciation Rights. The grant of a Stock Appreciation Right shall occur as of the date the Administrator determines, based on the same principles and rules under Code Sections 409A, 421 and 422 as apply to Stock Options under the first paragraph of Section 4 above. Each Stock Appreciation Right granted under the Plan shall be evidenced by a written agreement, in a form prescribed or approved by the Administrator, which shall embody the terms and conditions of such Stock Appreciation Right and which shall be subject to the express terms and conditions set forth in the Plan. A person selected by the Administrator to receive a Stock Appreciation Right shall not become a Participant or have any rights with respect to such Stock Appreciation Right unless and until such person has executed such Agreement, has delivered a fully executed copy thereof to the person or office designated by the Administrator and has otherwise complied with any applicable requirements set forth by the Administrator as part of the grant of the Stock Appreciation right.
          5.3. Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Administrator, including the following:
     (a) SAR Award Period. The SAR Award Period of each Stock Appreciation Right shall be fixed by the Administrator, but shall not exceed a term of ten (10) years.
     (b) SAR Base Price. The SAR Base Price under a Stock Appreciation Right shall be the Fair Market Value of a share of common Stock at the date of grant of the Stock Appreciation Right, unless otherwise determined by the Administrator.
     (c) Vesting and Exercisability. Stock Appreciation Rights shall become vested and be exercisable as determined by the Administrator and set forth in the agreement. The agreement shall state, with respect to all or designated portions of the shares of Stock covered thereunder, the time at which or the installments in which the Stock Appreciation Right shall become vested and exercisable during the SAR Award Period. The Administrator may establish requirements for vesting and exercisability based on (i) periods of employment or rendering of services, (ii) the satisfaction of performance criteria with respect to the Company or the Participant (or both), (iii) the occurrence of specified events or circumstances, or (iv) any combination of factors described in (i)-(iii) above.

     Upon exercise of any Stock Appreciation Right that is granted in tandem with a Stock Option, the exercise shall not be complete until the Participant surrenders the corresponding vested portion of the Stock Option in accordance with procedures established by the Administrator. Stock Option rights which have been so surrendered shall no longer be exercisable after such exercise of the corresponding Stock Appreciation Right. The Administrator shall have discretion to accelerate vesting and exercisable for all or any portion of any one or more outstanding Stock Appreciation Rights and without having to do so uniformly for all such Awards.
     (d) Tandem Grants. Stock Appreciation Rights may be granted in tandem with Stock Options, under terms and conditions prescribed by the Administrator pursuant to which the exercise by a Participant of a Stock Appreciation Right with respect to one share of Stock covered thereunder cancels the right to purchase one share of Stock under the Stock Option granted in tandem to the Participant. Notwithstanding anything herein to the contrary, any Stock Appreciation Right granted in tandem with an Incentive Stock Option shall (i) expire no later than the expiration of the Option, (ii) be for no more than the difference between the exercise price of the Stock Option and the Fair Market Value of the Stock subject to the Stock Option at the time the right is exercised, (iii) be transferable only when the Stock Option is transferable and under the same conditions, (iv) be exercised only when the Stock Option is exercisable and (v) be exercised only when the Fair Market Value of the Common Stock subject to the Stock Option exceeds the exercise price of the Stock Option.
     (e) Method of Payment. Payment by the Company of any amount due to or on behalf of the Participant upon exercise of a Stock Appreciation Right may be made by cash or by check at such time, or in installments at such times, as the Administrator shall specify and set forth in the agreement evidencing the Stock Appreciation Right; provided, however, that any payment due in excess of $1,000,000 shall be payable in three equal annual installments, without interest accruing thereon, unless the Company agrees to make payment in a single sum. Unless otherwise agreed, payment shall be made, (or commence in the case of installments) within sixty (60) days after the date of exercise.
     (f) Nontransferability of Rights. Except as specifically provided herein or in the agreement, no Stock Appreciation Right or interest therein shall be transferable by the Participant other than by will or by the laws of descent and distribution, and a Stock Appreciation Right shall be exercisable during the Participant’s lifetime only by the Participant. Any Stock Appreciation Right issued in tandem with a Stock Option shall be transferable, and transferred, only at the same time and subject to the same terms as govern the transfer of such Stock Option.
     (g) Designation of Beneficiary. A Participant may designate a Beneficiary who may exercise the Participant’s Stock Appreciation Right after the Participant’s death, subject to the provisions of the Plan. Such designation shall be made in such manner and on such form as shall be prescribed by the Administrator.
     (h) 409A Exemption. All Stock Appreciation Rights granted under this Plan shall be issued on such terms and conditions as will exempt such Awards from regulation under Code Section 409A, and all such Awards shall be interpreted and administered to preserve that exempt status.
          5.4. Effect of Termination of Employment. The portion of any Stock Appreciation Right that is vested and not yet exercised as of the date on which the Participant’s employment or service terminates, shall (unless such termination is for Cause), continue to be exercisable for a period of three (3) months after such termination date, or until the Stock Appreciation Right was scheduled to expire, if earlier; provided, however, that if the Stock Appreciation Right was issued in tandem with a Stock Option the vested portion of the Stock Appreciation Right shall continue to be exercisable for so long as the Stock Option remains exercisable. Any portion of the Stock Appreciation Right that is not vested or does not become vested, by its terms or by action of the Administrator as of the date on which the Participant’s employment or service terminates shall automatically be forfeited, cancelled and void as of that date. If a Participant’s employment or services are suspended pending an investigation of whether the Participant’s employment or services should be terminated for Cause, all of the Participant’s rights under any Stock Appreciation Right, and any tandem Stock Option related thereto, shall likewise be suspended during the period of such investigation.
          5.5. Exercise of Rights. A Stock Appreciation Right which is vested and exercisable shall be exercised by or on behalf of a Participant, in whole or in part at any time during the SAR Award Period, by giving written notice to the Company, in such form and manner as the Administrator may prescribe, specifying the number of shares of Stock covered by the Stock Appreciation Right with respect to which the Participant is exercising the right to receive payment.
          5.6. Withholding of Exercise. The Company shall have the right to deduct from all payments made on the exercise of a Stock Appreciation Right all amounts required by law to be withheld for the payment of any Federal, state, local or foreign taxes of any kind.
          5.7. No Stockholder Rights. A Stock Appreciation Right confers none of the rights of a stockholder of the Company upon the holder of such Stock Appreciation Right. Therefore, no voting, dividend or other stockholder rights accrue under a Stock Appreciation Right Award.
6. STOCK AWARDS OTHER THAN OPTIONS.
          Stock Awards may be directly issued under the Plan (without any intervening options), subject to such terms, conditions, performance requirements, restrictions, forfeiture provisions, contingencies and limitations as the Administrator shall determine. Stock Awards may be issued which are fully and immediately vested upon issuance or which vest in one or more installments over the Participant’s period of employment or other service to the Company or upon the attainment of specified performance objectives, or the Administrator may issue Stock Awards which entitle the Participant to receive a specified number of vested shares of Stock upon the attainment of one or more performance goals or service, requirements established by the Administrator.
          Shares representing a Stock Award shall be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or issuance of one or more certificates (which may bear appropriate legends referring to the terms, conditions and restrictions applicable to such Award). The Administrator may require that any such certificates be held in custody by the Company until any restrictions thereon shall have lapsed and that the Participant deliver a stock power, endorsed in blank, relating to the Stock covered by such Award.
          A Stock Award may be issued in exchange for any consideration which the Administrator may deem appropriate in each individual instance, including, without limitation:
(i)	cash or cash equivalents;

(ii)	past services rendered to the Company or any Affiliate; or

(iii)	future services to be rendered to the Company or any Affiliate (provided that, in such case, the par value of the stock subject to such Stock Award shall be paid in cash or cash equivalents, unless the Administrator provides otherwise).
          A Stock Award that is subject to restrictions on transfer and/or forfeiture provisions may be referred to as an award of “Restricted Stock” or “Restricted Stock Units.”
7. CHANGE IN CONTROL PROVISIONS.
(a)	Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control:
(i)	Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested to the extent such acceleration is then provided for in the grant agreement or is conferred by the Administrator;

(ii)	The restrictions applicable to any outstanding Stock Award shall lapse, and the Stock relating to such Award shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant;

(iii)	All outstanding repurchase rights of the Company with respect to any outstanding Award shall terminate, except for any repurchase rights that would be triggered by a subsequent termination of employment or services by the Participant; and

(iv)	Outstanding Awards shall be subject to any purchase agreement or agreement of merger or reorganization that effects such Change in Control, which agreement shall provide for:
a)	The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

b)	The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

c)	The substitution by the surviving corporation or its parent or subsidiary of equivalent awards for the outstanding Awards; or

d)	Settlement of each vested share of Stock subject to an outstanding Award for the Change in Control Price (less, to the extent applicable, the per share exercise price), or, if the per share exercise price equals or exceeds the Change in Control Price, the outstanding Award shall terminate and be canceled.
(v)	In the absence of any agreement with the Company effecting such Change in Control, each vested share of Stock subject to an outstanding Award shall be settled for the Change in Control Price (less, to the extent applicable, the per share exercise price), or, if the per share exercise price equals or exceeds the Change in Control Price, the outstanding Award shall terminate and be canceled.
(b)	Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:
(i)	An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (I), (2) and (3) of subsection (iii) of this Section 7(b); or

(ii)	Within any period of 24 consecutive months, a change in the composition of the Board such that the individuals who, immediately prior to such period, constituted the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, for purposes of this Section 7(b), that any individual who becomes a member of the Board during such period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board, but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)	The approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 40% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which has a result of such transaction owns the Company or substantially, all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction; of the outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company, by any corporation controlled by the Company, or by such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, more than 40% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to the Company prior to the Corporate Transaction; (3) individuals who were members of the Board immediately prior to the approval by the stockholders of the Corporation of such Corporate Transaction will constitute at lease a majority of the members of the board of directors of the corporation resulting from such Corporate transaction, and (4) a Corporate Transaction which results in the Company as the surviving entity; or

(iv)	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, other than to a corporation pursuant to a transaction which would comply with clauses (1), (2), (3) and (4) of subsection (iii) of this Section 7(b), assuming for this purpose that such transaction were a Corporate Transaction.
        Notwithstanding the foregoing definition, in the event any then outstanding Award is determined to be a form of deferred compensation and subject to Code Section 409A, then only a Change of Control event described above which also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation 1.409A-3 shall have the impact provided in Sections 7(a)(i)-(iii), 7(a)(iv)(d) and 7(a)(v) above.
(c)	Change in Control Price. For purposes of the Plan, “Change in Control Price” means the higher of (i) the highest reported sales price, regular way, of a share of Stock in any transaction reported on The American Stock Exchange or other national securities exchange on which such shares are listed or on NASDAQ, as applicable, during the 60-day period prior to and including the date of a Change in Control, (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Stock paid in such tender or exchange offer or Corporate Transaction, and (iii) the Fair Market Value of a share of Stock upon the Change in Control. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the sole discretion of the Board.

(d)	Participant Consent. A Participant, in the course of and as a condition to exercising a Stock Option, shall waive all rights to object to or dissent from a proposed Change in Control which is approved by the Board, and shall agree to consent and raise no objection to such approved Change in Control; and, without limiting the generality of the foregoing, the Participant shall agree to (i) vote the Participant’s share to approve the terms of such approved Change in Control and (ii) waive any appraisal rights that the Participant would have with respect to such approved Change in Control.
          On and after the effective date of a Change in Control, a Participant may transfer shares of Stock acquired pursuant to the exercise of an Option; provided that in the event of a Change in Control approved by the Board, structured as a sale of shares of Stock, a Participant shall transfer all shares of Stock acquired by the Participant, pursuant to the exercise of an Option, on the same terms as the other holders of Stock of the Company.
8. MISCELLANEOUS.
(a)	Amendment. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would adversely affect the rights of a Participant under an Award theretofore granted without the Participant’s consent, except such an amendment (i) made to avoid an expense charge to the Company or an Affiliate, (ii) made to permit the Company or an Affiliate a deduction under the Code; or (iii) made to comply with or gain exemption from any statute that would otherwise impose adverse tax consequences on the Participants. No such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by law, agreement or the rules of any stock exchange or market on which the stock is listed.
          The Administrator may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall adversely affect the rights of the holder thereof without the holder’s consent.
          Notwithstanding anything in the Plan to the contrary, if any right under this Plan would cause a transaction to be ineligible for pooling of interests accounting that would, but for the right hereunder, be eligible for such accounting treatment, the Administrator may modify or adjust the right so that pooling of interests accounting shall be available, including the substitution of Common Stock having a Fair Market Value equal to the cash otherwise payable hereunder for the right which caused the transaction to be ineligible for pooling of interests accounting.
(b)	Unfunded Status of Plan. It is intended that this Plan be an “unfunded” plan for incentive compensation. The Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Common Stock or make payments, provided that, unless the Administrator otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of this Plan.

(c)	General Provisions.
(i)	The Administrator may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.
          All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange or market on which the Stock is then listed and any applicable Federal or state securities law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(ii)	Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements for its employees, directors and contract service providers.

(iii)	The adoption of the Plan shall not confer upon any employee, director, consultant, independent contractor or advisor any right to continued employment, directorship or service, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment or service of any employee, consultant or advisor at any time.

(iv)	No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Administrator, withholding obligations may be settled with Stock, including Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned on such payment arrangements, and the Company, its Subsidiaries and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Administrator may establish such procedures as it deems appropriate for the settlement of withholding obligations with Stock.

(v)	The Administrator shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid.

(vi)	Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any shares of Common Stock, cash or other thing of value under this Plan or an agreement to be transferred to the Participant, and no shares of Common Stock, cash or other thing of value under this Plan or an agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

(vii)	The grant of an Award shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(viii)	If any payment or right accruing to a Participant under this Plan (without the application of this Section 8(c)(viii), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate (“Total Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code, provided, however, that the foregoing shall not apply to the extent provided otherwise in an Award or in the event the Participant is party to an agreement with the Company or an Affiliate that explicitly provides for an alternate treatment of payments or rights that would constitute “parachute payments.” The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Administrator in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Administrator in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 8(c)(viii) shall apply with respect to any person only if, after reduction for any applicable Federal excise tax imposed by Section 4999 of the Code and Federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of this Plan and after reduction for only Federal income taxes. The Company shall have no liability or obligation under this Plan to reimburse or make whole any Participant for any tax, interest or penalty accruing with respect to any “parachute payment”.

(ix)	To the extent that the Administrator determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Administrator in its discretion may modify those restrictions as it determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(x)	The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

(xi)	If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

(xii)	This Plan shall inure to the benefit of, and be binding upon, each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

(xiii)	This Plan and each agreement granting an Award constitute the entire agreement with respect to the subject matter hereof and thereof.

(xiv)	In the event there is an effective registration statement under the Securities Act pursuant to which shares of Stock shall be offered for sale in an underwritten offering, a Participant shall not, during the period requested by the underwriters managing the registered public offering, effect any public sale or distribution of shares of Stock received, directly or indirectly, as an Award or pursuant to the exercise or settlement of an Award and shall become party to a lockup agreement if so required by the underwriters.

(xv)	None of the Company, an Affiliate or the Administrator shall have any duty or obligation to disclose affirmatively to a record or beneficial holder of Stock or an Award, and such holder shall have no right to be advised of, any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt or the exercise of an Award or the Company’s purchase of Stock or an Award from such holder in accordance with the terms hereof.

(xvi)	This Plan, and all Awards, agreements and actions hereunder, shall be governed by, and construed in accordance with, the laws of the state of Delaware (other than its law respecting choice of law).
9. DEFINITIONS.
          For purposes of this Plan, the following terms are defined as set forth below:
(a)	“Affiliate” means a corporation or other entity controlled by the Company and designated by the Administrator as such.

(b)	“Award” means a Stock Appreciation Right, Stock Option or Stock Award.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” means, (i) the conviction of the Participant for committing a felony under Federal law or the law of the state in which such action occurred, (ii) dishonesty in the course of fulfilling the Participant’s duties as an employee or director of, or consultant or advisor to, the Company or (iii) willful and deliberate failure on the part of the Participant to perform such duties in any material respect. Notwithstanding the foregoing, if the Participant and the Company or the Affiliate have entered into an employment or services agreement which defines the term “Cause” (or a similar term), such definition shall govern for purposes of determining whether such Participant has been terminated for Cause for purposes of this Plan. The determination of Cause shall be made by the Administrator, in its sole discretion.

(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(f)	“Commission” means the Securities and Exchange Commission or any successor agency.

(g)	“Committee” means the Compensation Committee of Directors appointed by the Board to administer this Plan. With respect to Options granted at the time the Company is publicly held, if any, insofar as the Committee is responsible for granting Options to Participants hereunder, it shall consist solely of two or more directors, each of whom is a “Non-Employee Director” within the meaning of Rule 16b-3 and each of whom is also an “outside director” under Section 162(m) of the Code.

(h)	“Company” means Lime Energy Co., a Delaware corporation.

(i)	“Director” means a member of the Company’s Board of Directors.

(j)	“Disability” means mental or physical illness that entitles the Participant to receive benefits under the long-term disability plan of the Company or an Affiliate, or if the Participant is not covered by such a plan or the Participant is not an employee of the Company or an Affiliate, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant’s duties for the Company or an Affiliate, provided, however, that a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered or incurred while participating in a criminal offense. Notwithstanding the foregoing, if the Participant and the Company or an Affiliate have entered into an employment or services agreement which defines the term “Disability” (or a similar term), such definition shall govern for purposes of determining whether such Participant suffers a Disability for purposes of this Plan. The determination of Disability shall be made by the Administrator, in its Sole discretion. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

(k)	“Effective Date” means April 8, 2008.

(l)	“Eligible Individual” means any officer, employee or director of the Company or a Subsidiary or Affiliate, or any consultant, independent contractor or advisor providing services to the Company or a Subsidiary or Affiliate.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(n)	“Fair Market Value” means, as of any given date, the fair market value of the Stock as determined by the Administrator or under procedures established by the Administrator. Unless otherwise determined by the Administrator, the Fair Market Value per share shall be the closing sales price per share of the Stock on

The American Stock Exchange (or the principal stock exchange or market on which the Stock is then traded) on the date as of which such value is being determined or the last previous day on which a sale was reported. If the Stock is not publicly traded then Fair Market Value shall be determined by the Administrator, in its sole discretion, in accordance with Treasury Regulation 1.409A-1(b)(5)(iv) provisions applicable to the valuation of stock not readily tradeable on an established securities market, by using a reasonable valuation method and taking into consideration all relevant factors, facts and circumstances.

(o)	“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a Participant (including adoptive relationships); any person sharing the Participant’s household (other than a tenant or employee); any trust in which the Participant and any of these persons have all of the beneficial interest; any foundation in which the Participant and any of these persons control the management of the assets; any corporation, partnership, limited liability company or other entity in which the Participant and ay of these other persons are the direct and beneficial owners of all of the equity interest (provided the Participant and these other persons agree in writing to remain the direct and beneficial owners of all such equity interests); and any personal representative of the Participant upon the Participant’s death for purposes of administration of the Participant’s estate or upon the Participant’s incompetency for purposes of the protection and management of the assets of the Participant.

(p)	“Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(q)	“NASDAQ” means The NASDAQ Stock Market, including the NASDAQ National Market and the NASDAQ SmallCap Market.

(r)	“Non-Employee Director” means a Director who is not an officer or employee of the Company.

(s)	“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(t)	“Optionee” means a person who holds a Stock Option.

(u)	“Participant” means a person granted an Award.

(v)	“Representative” means (i) the person or entity acting as the executor or administrator of a Participant’s estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had his or her primary residence at the date of the Participant’s death; (ii) the person or entity acting as the guardian or temporary guardian of a Participant; (iii) the person or entity which is the beneficiary of the Participant upon or following the Participant’s death; or (iv) any person to whom an Option has been transferred with the permission of the Administrator or by operation of law; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Administrator.

(w)	“Stock” means common stock, par value $0.0001 per share, of the Company.

(x)	“Stock Appreciation Right” means a right granted under Section 5.

(y)	“Stock Award” means an Award, other than a Stock Option or Stock Appreciation Right, made in Stock or denominated in shares of Stock.

(z)	“Stock Option” means an option granted under Section 4.

(aa)	“Subsidiary” means any company during any period in which it is a “subsidiary corporation” (as such term is defined in Section 424(f) of the Code) with respect to the Company.

(bb)	“Ten Percent Holder” means any individual who owns, or is deemed to own, stock possessing 10% or more of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation of the Company, determined pursuant to the rules applicable to Section 422(b)(6) of the Code.
          In addition, certain other terms used herein have the definitions given to them in the first places in which they are used.